Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Pennsylvania Dividend Advantage Municipal Fund 2
811-10549

The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011 and to January 31, 2012.

Voting results are as follows:

 <c>Common and Preferred Shares voting
together as a class
<c>  Preferred Shares
To approve the elimination of the fundamental policies relating to the Funds ability to make loans.


   For
             2,847,981
                995,364
   Against
                186,807
                  65,600
   Abstain
                136,648
                  25,000
   Broker Non-Votes
                773,905
                334,399
      Total
             3,945,341
             1,420,363



To approve the new fundamental policy
relating to the Funds ability to make loans.


   For
             2,842,267
                995,364
   Against
                192,041
                  65,600
   Abstain
                137,128
                  25,000
   Broker Non-Votes
                773,905
                334,399
      Total
             3,945,341
             1,420,363

Proxy materials are herein incorporated by reference to the SEC filing on October 14, 2011, under Conformed Submission Type DEF 14A, accession number 0000950123-11-090064.